UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2015

SIBLING GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

TEXAS	000-28311	76-0270334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

215 Morris Street Suite 205 Durham, NC 27701
(Address of principal executive offices)

(919) 237-2755

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02.

Recent Sales of Unregistered Securities.

As previously disclosed, Sibling Group Holdings, Inc. (the “Company”) entered into a Share Exchange Agreement with Urban Planet Media & Entertainment, Corp. (“Urban Planet”) and its shareholders on January 28, 2015 pursuant to which the Company agreed to issue up to 10,500,000 shares of common stock, $0.0001 par value (the “Common Stock”), and 500,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) to the shareholders of Urban Planet in exchange for 100% of the issued and outstanding common stock of Urban Planet. On May 12, 2015, the Company completed the share exchange by issuing 10,500,000 shares of its Common Stock and 500,000 shares of Preferred Stock (together with the 10,500,000 shares of Common Stock, the “Exchange Shares”). As a result, and as contemplated by the Share Exchange Agreement, Urban Planet became a wholly owned subsidiary of the Company.

Each share of Preferred Stock is convertible by the holder (i) at any time after 24 months after the original issue date or (ii) at any time after delivery of notice by the Company of the occurrence of certain conversion events set forth in the Certificate of Designation establishing the Preferred Stock into that number of shares of Common Stock determined by dividing the stated value of such shares of Preferred Stock, which is $10.00 per Preferred Share, by the conversion price. The conversion price of the Preferred Stock is $0.50, subject to adjustment as stated in the Certificate of Designation.

The Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, in issuing the Exchange Shares as, among other things, the transaction did not involve a public offering and the Exchange Shares were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Removal of Director and Termination of Chief Executive Officer

Effective as of May 12, 2015, Mr. Brian A. OliverSmith was removed from the Board of Directors (the “Board”) of the Company.

In connection with Mr. OliverSmith’s removal from the Board, on May 13, 2015, the Company informed Mr. OliverSmith of the intent to terminate his employment as the Company’s Chief Executive Officer. Pursuant to the terms of Mr. OliverSmith’s employment agreement, his termination shall be effective no earlier than 60 days from the date notice of termination was delivered to Mr. OliverSmith. The Company has notified Mr. OliverSmith that his employment termination, as well as the termination of his employment agreement, shall be effective as of July 12, 2015 (the period of time from the date notice was delivered to its effectiveness shall be referred to herein as the “Notice Period”). However, Mr. OliverSmith will not perform any duties for the Company during the Notice Period.

Pursuant to the terms of his employment agreement, and subject to certain conditions set forth in the notice of termination, the Company intends to pay Mr. OliverSmith the following: (i) continuation of his compensation and benefits during the Notice Period; (ii) upon expiration of the Notice Period, an amount equal to one year of his current base salary, or $160,000; and (iii) eligibility to participate in the Company’s group health plan until January 2017.

Appointment of Principal Executive Officer

On May 13, 2015, the Board appointed Mr. Dave Saba, President of the Company, as the Company’s principal executive officer, effective immediately. Mr. Saba, age 54, has served as President and a member of the Company’s Board since February 1, 2014, concurrent with the Company’s acquisition of the assets of DWSaba Consulting LLC (“DWSaba Consulting”), a consulting operation with a focus on business development and scaling for educational services and educational technology providers founded and owned by Mr. Saba.

Since 2013, Mr. Saba has been the principal of DWSaba Consulting. From 2011 to 2013, Mr. Saba served as the Chief Executive Officer of Laying the Foundation, Inc., which merged with the National Math + Science Initiative (“NMSI”). Mr. Saba served as the Chief Operating Officer of NMSI, where he was responsible for leading all aspects of marketing, government relations and strategic growth, among other functions. Mr. Saba was employed by the American University System as its Chief Operating Officer from 2010 to 2011, where he helped integrate the American University System into military markets. Mr. Saba graduated from the Naval Academy in 1983 with a degree in Engineering, and, in 1990, was awarded a Masters in Engineering Management from the University of South Florida.

Mr. Saba was appointed as the Company’s President and a member of the Board in connection with the Company’s acquisition of DWSaba Consulting. As consideration for the acquisition of DWSaba Consulting and his appointment to the Company’s Board in February 2014, Mr. Saba received an aggregate of 1,300,000 shares of the Company’s restricted common stock, valued at approximately $160,000 in the aggregate. Prior to his appointment as President of the Company, Mr. Saba provided consulting services to the Company in his capacity as owner of DWSaba Consulting, for which he received 200,000 shares of the Company’s restricted common stock, valued at approximately $23,000, during the Company’s fiscal year ended June 30, 2014.

As President of the Company, his base salary is set at $160,000 per year, and he is eligible for an additional bonus of $80,000, as well as other compensation as may be determined by the Board. Mr. Saba received 150,000 shares of the Company’s restricted common stock in 2014 as compensation for his Board service. Mr. Saba’s compensation did not change as a result of his appointment as the Company’s principal executive officer.

Appointment of Director

On May 13, 2015, the Board appointed Mr. Robert Todd Jones to serve as a member of the Company’s Board, filling one of the Board vacancies and serving until the next election of directors by the Company’s shareholders, or until his successor is duly elected and qualified. Mr. Jones will be compensated for his service on the Board in the same manner as all other directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sibling Group Holdings, Inc.

Date: May 18, 2015	By:	/s/ Angelle Judice
Angelle Judice, Chief Financial Officer

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